Exhibit 10.10

PAR PETROLEUM CORPORATION

DIRECTORS’ DEFERRED COMPENSATION PLAN

(Effective June 12, 2014)

PAR PETROLEUM CORPORATION

DIRECTORS’ DEFERRED COMPENSATION PLAN

PREAMBLE

The Par Petroleum Corporation Directors’ Deferred Compensation Plan (the “Plan”) is an unfunded compensation plan for the non-employee members of the board of directors of Par Petroleum Corporation (the “Board”). Terms not defined herein shall have the meaning provided such term under the Par Petroleum Corporation 2012 Long Term Incentive Plan (effective December 20, 2012) (the “Incentive Plan”).

ARTICLE I

DEFINITIONS

Section 1.01 Administrator. The term “Administrator” means the full Board.

Section 1.02 Beneficiary. The term “Beneficiary” means, for a Participant, the individual or individuals designated by that Participant in the last Beneficiary Designation Form executed by that Participant to receive benefits in the event of that Participant’s death.

Section 1.03 Cash Participation Account. The term “Cash Participation Account” means the bookkeeping account maintained by the Company for each Participant reflecting cash Compensation amounts deferred under this Plan (as adjusted from time to time).

Section 1.04 Change in Control. The term “Change in Control” shall have the meaning as provided in the Incentive Plan except that the determination of whether an event constitutes a Change of Control for purposes of this Plan shall be made in accordance with its definition under Section 409A of the Code and the regulations and other guidance thereunder, and shall not involve the exercise of any discretionary authority by the Board or the Company.

Section 1.05 Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended and all applicable regulations and rules thereunder.

Section 1.06 Common Stock. The term “Common Stock” has the meaning of Stock as defined in the Incentive Plan.

Section 1.07 Company. The term “Company” means Par Petroleum Corporation, a Delaware corporation.

Section 1.08 Compensation. The term “Compensation” means for each Participant in any Plan Year the total amount of remuneration (including retainers and meeting fees) for services as a Director to be paid to that Participant by the Company in that Plan Year.

Section 1.09 Director. The term “Director” means each non-employee member of the Board.

Section 1.10 Effective Date. The term “Effective Date” means June 12, 2014.

Section 1.11 Forms. The term “Forms” means the forms used by the Company for Plan operation and shall include the following:

(a) Enrollment Form. The term “Enrollment Form” shall be the form on which a Participant designates the amount and type (i.e. cash or Common Stock) of Compensation to be deferred under the Plan and how the Participant’s Participation Account shall be distributed.

(b) Beneficiary Designation Form. The term “Beneficiary Designation Form” means the form on which a Participant designates the Participant’s Beneficiary.

Section 1.12 Participant. The term “Participant” means any individual who fulfills the eligibility requirements contained in Article II of this Plan.

Section 1.13 Participation Account. The term “Participation Account” means the Cash Participation Account and/or the Phantom Stock Participation Account, as applicable. A Participation Account is a bookkeeping account and is not required to be funded in any manner.

Section 1.14 Phantom Stock. The term “Phantom Stock” means a unit of measurement equivalent to one (1) share of Common Stock, with none of the attendant rights that a Company stockholder has with respect to a share of Common Stock, including, without limitation, the right to vote such share and the right to receive dividends or other distributions thereunder.

Section 1.15 Phantom Stock Participation Account. The term “Phantom Stock Participation Account” means the bookkeeping account maintained by the Company for each Participant reflecting Common Stock Compensation deferred under this Plan (as adjusted from time to time) and deemed to be invested in Phantom Stock consistent with Article III. The Phantom Stock Participation Accounts are established solely for accounting purposes and shall not require a segregation of any Company assets.

Section 1.16 Plan. The term “Plan” means the plan embodied by this instrument as now in effect or hereafter amended.

Section 1.17 Plan Year. The term “Plan Year” means the calendar year.

ARTICLE II

PARTICIPATION IN THE PLAN

Section 2.01 Eligibility. As of the Effective Date, all Directors shall be eligible to become Participants in this Plan.

Section 2.02 Deferral Amounts.

(a) Amount of Deferral. The amount of Compensation to be deferred in a Plan Year shall be designated by each Participant in the Enrollment Form executed by that Participant for that Plan Year and returned to the Administrator before the beginning of the Plan Year to which it relates and in no event later than December 31 before the Plan Year to which it relates. For the Plan Year during which a person first becomes eligible to become a Participant, the Company shall provide the Participant the opportunity to make a special election for such Plan Year with respect to the Compensation paid in such Plan Year and paid after the date on which the person becomes an eligible Participant by completing and returning to the Administrator an Enrollment Form no later than 30 days after becoming a new Participant. A new deferral election must be made with respect to each Plan Year.

(b) No Changes. Any election by a Participant to defer Compensation with respect to a particular Plan Year may not be revoked, modified or suspended after the start of that Plan Year, except to the extent permitted under Code Section 409A thereunder.

(c) Crediting of Deferral. The following rules govern the crediting of the deferral of Compensation under this Plan:

(i) Compensation deferred by a Participant shall be specified in the Enrollment Form for each Plan Year.

(ii) For purposes of the allocations described in Article III, the amount of any Compensation deferred hereunder shall be credited to a Participant’s Cash Participation Account and/or Phantom Stock Participation Account, as required by Article III, on the day, but for the deferral, the deferred Compensation would have been paid.

(d) Date of Payout of a Participant’s Participation Account. Each Participant must, prior to the start of each Plan Year, elect the date on which his or her Participation Account attributable to deferrals in a particular Plan Year will be distributed. Accordingly, the Participant shall make a separate distribution election with respect to each Plan Year by following the procedures described below and by satisfying such additional requirements as the Administrator may determine. In the Enrollment Form a Participant may elect to have his or her Participation Account distributed following one or more of the following distribution events: (A) the earlier of the date of the Participant’s death or the Participant’s separation from service, or (B) the earlier of the date specified by the Participant in his or her Enrollment Form or the date of the Participant’s separation from service. Under distribution option (B), above, the date specified must be least 24 months after the date the initial deferral election for that Participation Account is filed. All distributions will be made in a lump sum.

(e) Re-deferral Election. A Participant may change the distribution election in effect for Plan Year Participation Account by submitting that change to the Administrator in writing. Such election shall become effective only if:

(i) The re-deferral election is made at least twelve (12) months before the original distribution date;

(ii) The distribution date for the re-deferred amounts is at least five years later than the original distribution date; and

(iii) The re-deferral election will not take effect for at least twelve (12) months after the re-deferral election is made.

For purposes of this subsection (e) all payments, including installment payments, shall be treated as separate payments to the extent permitted under Section 409A of the Code.

(f) Default Rule. If a Participant fails specify a date in an Enrollment Form, amounts credited to the Participant’s Participation Account shall automatically be distributed in a single lump sum within 60 days following the date on which the Participant separates from service within the meaning of Code Section 409A.

(g) Change in Control. In the event of a Change in Control, all Participant Participation Accounts shall be paid in a cash lump sum within 30 days of the date of the Change in Control.

ARTICLE III

PARTICIPATION ACCOUNTS

Section 3.01 Deferral of Compensation. All cash Compensation deferred hereunder shall be credited to the Participant’s Cash Participation Account and all Common Stock Compensation deferred hereunder shall be credited in Phantom Stock to the Participant’s Phantom Stock Participation Account.

Section 3.02 Cash Participation Account. Any monies credited to a Participant’s Cash Participation Account shall not be credited with interest or any form of earnings. At the end of the deferral period elected by the Participant, the Company, consistent with Section 2.02, shall pay the Participant in cash the value of the Participant’s Cash Participation Account in a lump sum.

Section 3.03 Phantom Stock Participation Account. An amount of Phantom Stock equal to the number of shares of Common Stock Compensation deferred hereunder shall be credited to a Participant’s Phantom Stock Participation Account. The number of shares of Phantom Stock allocated to the Participant’s Phantom Stock Participation Account shall be adjusted by the Administrator, as it deems appropriate in its discretion, in the event of any subdivision or combination of shares of Common Stock or any stock dividend, stock split, reorganization, recapitalization, or consolidation or merger of the Company, as the surviving corporation, or if additional Common Stock or new or different stock or other securities of Company or any other issuer are distributed with respect to shares of Common Stock through a spin-off or other extraordinary distribution, as if such Phantom Stock were shares of Common Stock; provided that in all events such adjustment shall only be made if permitted by and in accordance with Code Section 409A. At the end of the deferral period elected by the Participant, the Company, consistent with Section 2.02, shall issue the Participant shares of Common Stock equal to the number of shares of Phantom Stock credited to the Participant’s Phantom Stock Participation Account on the date of such payment in a single payment.

ARTICLE IV

DEATH BENEFITS

If a Participant dies prior to the commencement of the Participant’s benefits under Article II, the Beneficiary of that Participant, as determined pursuant to the last Beneficiary Designation Form executed by that Participant, shall receive the balance contained in his Participation Account in cash and/or in Common Stock, as applicable, in a single payment within 60 days following the Participant’s death.

ARTICLE V

ADMINISTRATION

Section 5.01 Delegation of Responsibility. The Board may delegate duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.

Section 5.02 Payment of Benefits. The amounts allocated to a Participant’s Participation Account and payable as benefits under this Plan shall be paid solely from the general assets of the Company. The Plan is unfunded. Any Compensation paid in Common Stock deferred under this Plan and converted into Phantom Stock shall, on the date on which such deferred Common Stock is to be distributed pursuant to this Plan, converted back into Common Stock and be paid in Common Stock pursuant to the plan, agreement or arrangement under which such Compensation was paid; provided, however, fractional shares shall not be issued to a Participant but the value of such fractional share shall be paid in cash. No Participant shall have any interest in any specific assets of the Company under the terms of this Plan. This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between any Participant and the Company. The Companies’ obligations under this Plan are purely contractual and shall not be funded or secured in any way.

Section 5.03 Administration. Except as otherwise provided in the Plan, the Plan shall be administered by the Administrator, which shall have the final authority to adopt rules and regulations for carrying out the Plan, and to interpret, construe, and implement the provisions of the Plan.

Section 5.04 Liability. Any decision made or action taken by the Company, the Administrator, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation, or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Administrator, the Company nor a member of the Board and no employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.

ARTICLE VI

AMENDMENT OR TERMINATION OF PLAN

Section 6.01 Termination. The Company may at any time terminate this Plan in accordance with and as permitted under Code Section 409A. As of the date on which this Plan is terminated, no additional amounts shall be deferred from any Participant’s Compensation. The Company shall pay to each such Participant the balance contained in the Participant’s Participation Account at such time designated by that Participant in the Forms executed by that Participant; provided, however, that the Company may accelerate payment of a Participant Accounts upon Plan termination to the extent permitted and in accordance with treasury regulation Section 1.409-3(j)(4)(ix).

Section 6.02 Amendment. The Company may amend the provisions of this Plan at any time; provided, however, that no amendment shall adversely affect the rights of Participants or their Beneficiaries with respect to the balances contained in their Participation Accounts immediately prior to the amendment without the Participant’s or if applicable for a deceased Participant, the Beneficiary’s written consent.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Successors. This Plan shall be binding upon the successors of the Company.

Section 7.02 Choice of Law. This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Delaware.

Section 7.03 No Service Contract. This Plan shall not be construed as affecting in any manner the rights or obligations of the Company or of any Participant to continue or to terminate Director status at any time.

Section 7.04 Non-Alienation. No Participant or such Participant’s Beneficiary shall have any right to anticipate, pledge, alienate, assign, sell or otherwise transfer (except by will or applicable laws of descent and distribution) any of such Participant’s rights under this Plan, and any effort to do so shall be null and void. The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

Section 7.05 Disclaimer. None of the Company, its Affiliates or subsidiaries or any of their employees, officers, members or their agents make any representations or assurances and assume no responsibility as to the performance by any parties, solvency, compliance with state and federal securities regulation or state and federal tax consequences including, without limitation any excise tax or penalties under Code Section 409A, of this Plan or participation therein. It shall be the responsibility of the respective Participants and Beneficiaries to determine such issues or any other pertinent issues to their own satisfaction.

Section 7.06 Designation of Beneficiaries. Each Participant shall designate in such Participant’s Beneficiary Designation Form such Participant’s Beneficiary and such Participant’s contingent Beneficiary to whom death benefits due hereunder at the date of such Participant’s death shall be paid; provided, however, that the Beneficiary and contingent Beneficiary designated by a Participant in the last Beneficiary Designation Form executed by that Participant shall supersede all other Beneficiary or contingent Beneficiary designations made by that Participant in any earlier Beneficiary Designation Form executed by that Participant. If any Participant fails to designate a Beneficiary or if the designated Beneficiary predeceases any Participant, death benefits due hereunder at that Participant’s death shall be paid to the deceased Participant’s contingent Beneficiary or, if none, to the deceased Participant’s surviving spouse, if any, and if none to the deceased Participant’s estate.

Section 7.07 Ownership of Common Stock. A Participant shall have no rights as a stockholder of Common Stock with respect to any shares of Common Stock until the shares of Common Stock are issued or transferred to the Participant.

Section 7.08 Taxes. All payments hereunder shall be subject to all federal, state, local and/or foreign taxes and tax requirements. Participant is advised to consult with his own tax advisor with respect to the tax impact on him under this Plan.

Section 7.09 Code Section 409A. This Plan and all amounts payable hereunder shall be interpreted and construed to comply with the requirements under Code Section 409A including, without limitation, the terms “separation from service” or other like terms respecting termination of service shall mean of a “separation from service” within the meaning of treasury regulation Section 1.409A-1(h) or any successor thereto and a Change in Control shall have the meaning of a change in control event within the meaning of Code Section 409A and any other defined term or required provision under Code Section 409A shall apply to the extent required so that no excise tax or will be imposed in connection with any amount payable hereunder. It is also intended that, to the extent that any payment or benefit described hereunder is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything in the Plan to the contrary, if a payment made on a “separation from service” would be subject to the additional tax by reason of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be made prior to (i) the date that is six months after the Participant’s separation from service or (ii) the date of death of the Participant, if earlier. In such event, any payment to which the Participant would have otherwise been entitled to receive on the Participant’s separation from service shall be held (without interest) until paid as provided above in a single lump sum. Each payment under the Plan shall be treated as a “separate payment” for purposes of Section 409A, to the extent permitted by Section 409A and the applicable Treasury regulations thereunder.

Section 7.10 Optional Trust. The Administrator, at any time, may authorize the establishment of a rabbi trust for the benefit of the Participants, the assets of which are always subject to the claims of general creditors of the Company and containing such other terms and conditions as the Administrator shall approve.

This Plan has been executed on this 12th day of June, 2014.

PAR PETROLEUM CORPORATION

By:	/s/ Brice Tarzwell
Name:	Brice Tarzwell, Senior Vice President, Chief Legal Officer and Secretary